Exhibit 19.0

KOSMOS ENERGY LTD. AND SUBSIDIARIES
(“KOSMOS” OR THE “COMPANY)

BUYING AND SELLING OF SECURITIES AND INSIDER TRADING POLICY
(THE DEALING POLICY)

Exhibit 19.0

TABLE OF CONTENTS
Page No.

I.Summary of Kosmos’ Policy Concerning the Buying and Selling of Securities and Insider Trading................................................................ 4
II.The Use of Insider Information in Connection With Trading in Securities
......................................................................................................................................... 4

G. Applicability of U.S. Securities Laws to International Transactions......................… 8
H. Investor Ordinary Course Activities............................................................................ 8
III.Other Limitations on Securities Transactions.................................................................... 9

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E.Disgorgement of Profits on Short-Swing Transactions

Exhibit 19.0

I.Summary of Kosmos’ Policy Concerning the Buying and Selling of Securities and Insider Trading

Kosmos’ employees, officers and directors must act in a manner whereby they do not misuse material financial or other information that has not been publicly disclosed. Failure to do so breaches our integrity value. Maintaining the confidence of shareholders and the public markets is important. The basic principle underlying Kosmos’ policy is fairness in dealings with other persons, which requires that Company employees, officers and directors do not take advantage of undisclosed information to the detriment of others who do not possess such information.

It is Kosmos’ policy that the Company will, without exception, comply with all applicable laws and regulations in conducting its business. As Kosmos is listed in both the U.S. and the U.K., the securities laws and regulations from both those jurisdictions are applicable to the Company and its employees, officers and directors. Each employee, officer and each director is expected to abide by this policy. When carrying out Company business, employees, officers and directors must avoid any activity that violates applicable laws or regulations.

II.     Use of Insider Information in Connection with Trading in Securities

A.General Rule.

U.S. and U.K. securities laws regulate the sale and purchase of securities in the interest of protecting the investing public. U.S. and U.K. securities laws give the Company, its officers, directors and other employees the responsibility to ensure that information about Kosmos is not used unlawfully in the purchase and sale of securities.

All employees, officers and directors should pay particularly close attention to the laws against trading on “insider” information. These laws are based upon the belief that all persons trading in a company’s securities should have equal access to all “material” information about that company. For example, if an employee, officer or a director of a company knows material non-public financial information, that employee, officer or director is prohibited from buying or selling shares in the company until the information has been disclosed to the public. This is because the employee, officer or director knows information that will probably cause the share price to change, and it would be unfair for the employee, officer or director to have an advantage (knowledge that the share price will change) that the rest of the investing public does not have. In fact, it is more than unfair since it is considered to be fraudulent and illegal. Civil and criminal penalties for this kind of activity are severe.

Kosmos’ general rule can be stated as follows: It is a violation of U.S. federal and U.K. securities laws for any person to buy or sell securities if he or she is in possession of material insider

Exhibit 19.0

information. Information is material if it could affect a person’s decision whether to buy, sell or hold the securities. It is insider information if it: has not been publicly disclosed. Furthermore, it is illegal for any person in possession of material insider information to provide other people with such information or to recommend that they buy or sell the securities. (This is called “tipping”.) In that case, they may both be held liable.

The Securities and Exchange Commission (the “SEC”) in the U.S., the Financial Conduct Authority (the “FCA”) in the U.K., the various stock exchanges and plaintiffs’ lawyers focus on uncovering insider trading. A breach of the insider trading laws in the U.S. could expose the individual to criminal fines of up to three times the profits earned and imprisonment for up to ten years, in addition to civil penalties (up to three times of the profits earned), and injunctive actions. In addition, punitive damages may be imposed under applicable state laws. In the U.K., penalties can include imprisonment for up to seven years, public censure and unlimited fines. U.S. securities laws also subject controlling persons to civil penalties for illegal insider trading by employees, including employees located outside the United States. Controlling persons include directors, officers, and supervisors. These persons may be subject to fines up to the greater of $1,000,000 or three times profit (or loss avoided) by the insider trade. Senior employees who constitute “persons disclosing managerial responsibilities” (“PDMRs”) face civil penalties in the U.K. for failure to comply with reporting obligations when dealing in the Company’s securities.

Insider information does not belong to the individual directors, officers or other employees who may handle it or otherwise become knowledgeable about it. It is an asset of the Company. For any person to use such information for personal benefit or to disclose it to others outside of Kosmos violates our Company interests. More particularly, in connection with trading in Kosmos securities, it is a fraud against members of the investing public and against the Company.

B.     Who Does the Policy Apply To?

The prohibition against trading on insider information applies to directors, officers and all other employees, as well as any other person who may gain access to that information. The prohibition applies to both domestic and international employees of Kosmos and its subsidiaries. Because of their access to confidential information on a regular basis, additional restrictions and reporting obligations are required of Kosmos’ directors and certain of its officers and other employees. Additional restrictions placed on these individuals are discussed in Section F below. In addition, directors and certain employees with insider knowledge of material information may be subject to ad hoc restrictions on trading from time to time. Notwithstanding anything herein to the contrary, persons to whom this policy applies are not prohibited from entering into 10b5-1 trading plans (or similar UK trading plans), nor from executing any trades pursuant to such plans; provided that such trading plans have received prior approval by the Company’s General Counsel.

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C.     Other Companies’ Securities.

The same rules that apply to Kosmos’ securities apply to other companies’ securities. Employees, officers and directors who learn material non-public information about suppliers, customers, or competitors through their work at Kosmos, should keep it confidential and not buy or sell shares in such companies until the information becomes public. Employees, officers and directors should not give tips about such shares.

D.     Trading in Options.

The insider trading prohibition also applies to the trading of options, such as puts and calls. Options trading is highly speculative and very risky. People who buy options are betting that the share price will move rapidly. For that reason, when a person trades in options in his or her employer’s shares, it may arouse suspicion in the eyes of the SEC or the FCA that the person was trading on the basis of insider information, particularly where the trading occurs before a Company announcement or major event. It is difficult for an employee or director to prove that he or she did not know about a particular announcement or event.

If the SEC, FCA or the various stock exchanges were to notice active options trading by one or more employees, officers or directors of the Company prior to an announcement, an investigation may be conducted. Such an investigation could be embarrassing (and expensive) to Kosmos, and could result in severe penalties and expense for the person(s) involved. For all of these reasons, Kosmos prohibits its employees, officers and directors from trading in options on Company shares without the prior written authorization of the Company’s General Counsel. This policy does not pertain to employee (or director) share options granted by the Company. Such share options cannot be traded.

E.     Margin Accounts.

Securities held in a margin account may be sold by the broker without the customer’s consent if the customer fails to meet required margin calls. Because such a sale may occur at a time when an employee, officer or director has material insider information or is otherwise not permitted to trade in Company securities, Kosmos prohibits employees, officers and directors from purchasing Company securities on margin or holding Kosmos securities in a margin account, in each case without the prior written authorization of the Company’s General Counsel. Notwithstanding the foregoing, it is acknowledged that the “Investors” (as such term is defined in the Company’s memorandum of association) may hold some or all of their common shares of the Company in margin accounts and such accounts shall not be deemed to violate this provision.

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F.     Guidelines.

The following guidelines should be followed in order to ensure compliance with applicable antifraud laws in the U.S. and U.K. and with Kosmos policies:

1.Nondisclosure. Material insider information must not be disclosed to anyone, except to persons within Kosmos whose positions require them to know it.

2.Trading in the Company’s Securities. No employee, officer or director should place a purchase or sale order, or recommend that another person place a purchase or sale order in Kosmos securities without prior clearance from the General Counsel when he or she has knowledge of material information concerning the Company that has not been disclosed to the public. This includes orders for purchases, sales of shares and convertible securities, pledging of shares and both granting and vesting of employee share options. Any employee, officer or director who possesses material insider information must wait until the start of the third business day after the information has been publicly released before trading, and then only after notifying Kosmos’ General Counsel.

3.Avoid Speculation. Investing in Kosmos’ common shares provides an opportunity to share in the future growth of the Company. But investing in Kosmos and sharing in the growth of the Company does not mean short range speculation based on fluctuations in the market. Such activities put the personal gain of the employee, officer or director in conflict with the best interests of the Company and its shareholders. Although this policy does not mean that employees, officers or directors may never sell shares, the Company encourages its employees, officers and directors to avoid frequent trading in Kosmos shares. Speculating in Company shares is not part of the Kosmos culture.

4.Trading in Other Companies’ Securities. No employee, officer or director should place a purchase or sale order, or recommend that another person place a purchase or sale order, in the securities of another corporation, if the employee, officer or director becomes aware of confidential insider information about the other corporation that is likely to affect the value of those securities. For example, it would be a violation of securities laws if an employee, officer or director learned through Company sources that Kosmos intended to purchase assets from another company, and then bought or sold shares in that other company because of the likely increase or decrease in the value of its securities.

5.Restrictions on Trading by Certain Individuals. Certain individuals, including: (i) all directors and executive officers of the Company and their secretaries and household members, (ii) PDMRs and persons closely associated with them, and (iii) those other persons identified by the Company from time to time and who have been notified that they have been so identified of

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such status by the Company’s General Counsel, are prohibited from trading in the Company’s securities during certain “Blackout Periods”. The Company maintains a list of such individuals, which is disclosable to the FCA on request (the “Insider List”). These individuals are subject to the following restrictions on trading in Company securities:

•Blackout Period:
◦Trading in the Company’s securities by the above individuals is prohibited beginning with the close of market on the last day of each quarter and ending at the start of the third trading day following the date of public disclosure of the financial results for that quarter, subject to the restrictions below;
•All trades are subject to prior review;
•Clearance for all trades should be obtained from the Company’s General Counsel;
•No trading of securities is permitted during the Blackout Period except for reasons of exceptional personal hardship and subject to prior review; and
•The above individuals are also subject to the general restrictions applicable to all employees.

In addition, from time to time, other material non-public information regarding the Company may be pending. For this reason, the Company may impose special blackout periods during which the same prohibitions in trading shall apply.

G.     Applicability of U.S. and U.K. Securities Laws to International Transactions.

All employees of the Company’s subsidiaries are subject to the restrictions on trading in Kosmos securities and the securities of other companies. The U.S. and U.K. securities laws may be applicable to the securities of Kosmos’ subsidiaries or affiliates, even if they are located outside the United States or the United Kingdom. Transactions involving securities of subsidiaries or affiliates should be carefully reviewed by counsel for compliance not only with local law, but also for possible application of U.S. and
U.K. securities laws.

H.     Investor Ordinary Course Activities.

Notwithstanding anything herein to the contrary, the Investors and their affiliates (other than the Company) may engage in brokerage, investment advisory, financial advisory, anti-raid advisory, merger advisory, financing, asset management, trading, market making, arbitrage, principal investing and other activities conducted in the ordinary course of their businesses, including but not limited to activities related to the Company’s common shares.

III.     OTHER LIMITATIONS ON SECURITIES TRANSACTIONS

Exhibit 19.0

A.Public Resales – Rule 144.

The Securities Act of 1933 (“1933 Act”) requires every person who offers or sells a security to register such transaction with the SEC unless an exemption from registration is available. Rule 144 under the 1933 Act is the exemption typically relied upon (i) for public resales by any person of “restricted securities” (i.e., securities acquired in a private offering) and (ii) for public resales by officers, directors and other control persons of a company (known as “affiliates”) of any of the Company’s securities, whether restricted or unrestricted. All outstanding common shares of the Company, other than those sold to the public in the Company’s initial public offering or acquired upon the exercise of employee share options are “restricted securities”.

Rule 144 contains five conditions, although the applicability of some of these conditions will depend on the circumstances of the sale:

(1)Current Public Information. Current information about the Company must be publicly available at the time of sale. The Company’s periodic reports filed with the SEC ordinarily satisfy this requirement.

(2)Holding Period. Restricted securities must be held and fully paid for by the seller for a period of at least six months (one year if the Company is not current in reporting in the second six months) prior to the sale. The holding period requirement, however, does not apply to securities held by affiliates that were acquired either in the open market or in a public offering of securities registered under the 1933 Act. If the seller acquired the securities from someone other than the Company or an affiliate of the Company, the holding period of the person from whom the seller acquired such securities can be “tacked” to the seller’s holding period in determining if the six month (one year if the Company is not current in reporting in the second six months) requirement has been satisfied.

(3)Volume Limitations. The amount of securities which can be sold during any three-month period cannot exceed the greater of (i) one percent of the outstanding shares of the class or (ii) the average weekly reported trading volume for shares of the class during the four calendar weeks preceding the filing of the notice of sale referred to below.

(4)Manner of Sale. The securities must be sold in unsolicited brokers’ transactions or directly to a market-maker.

(5)Notice of Sale. The seller must file a notice of the proposed sale with the SEC at the time the order to sell is placed with the broker, unless the amount to be sold neither exceeds

Exhibit 19.0

5,000 shares nor involves sale proceeds greater than $50,000 during any three month period. See “Filing Requirements”.

The foregoing conditions do not have to be complied with by holders of restricted securities who have held (and fully paid for) their restricted shares for at least six months (one year if the Company is not current in reporting in the second six months) and who were not affiliates during the three months preceding the sale under the rule.

Bona fide gifts are not deemed to involve sales of shares for purposes of Rule 144, so they can be made at any time without limitation on the amount of the gift. Donees who receive restricted securities from an affiliate generally will be subject to the same restrictions under Rule 144 that would have applied to the donor for a period of up to one year following the gift, depending on the circumstances.

B.     Private Resales.

Directors, officers and employees also may sell securities in a private transaction without registration. Although there is no statutory provision or SEC rule expressly dealing with private sales, the general view is that such sales can safely be made by affiliates if the party acquiring the securities understands he is acquiring restricted securities that must be held for at least six months before the securities will be eligible for resale to the public under Rule 144. Private resales raise certain documentation and other issues and must be reviewed in advance by the Company’s General Counsel.

C.     Underwriter Lock-Up Agreements.

In certain circumstances, the directors and executive officers of the Company may be required to agree to additional limitations on their ability to transfer, pledge or convey any of the economic consequences of ownership of any Company securities prior to the expiration of underwriter lock-up agreements.

D.     Restrictions on Purchases of Company Securities.

In order to prevent market manipulation, the SEC has adopted Regulation M under the 1934 Act. Regulation M generally prohibits the Company or any of its affiliates from buying Company shares in the open market during certain periods while a public offering is taking place. Regulation M sets forth guidelines for purchases of Company shares by the Company or its affiliates while a share buyback program is occurring. You should consult with the Company’s General Counsel, if you desire to make purchases of Company shares during any period that the Company is making a public offering or buying shares from the public.

E.     Disgorgement of Profits on Short-Swing Transactions – Section 16(b).

Exhibit 19.0

Section 16 of the 1934 Act applies to directors and officers of the Company and to any person owning more than ten percent of any registered class of the Company’s equity securities. The section is intended to deter such persons (collectively referred to below as “insiders”) from misusing confidential information about their companies for personal trading gain. Section 16(a) requires insiders to publicly disclose any changes in their beneficial ownership of the Company’s equity securities (see “Filing Requirements”, below). Section 16(b) requires insiders to disgorge to the Company any “profit” resulting from “short-swing” trades, as discussed more fully below. Section 16(c) effectively prohibits insiders from engaging in short sales (see “Prohibition of Short Sales”, below).

Under Section 16(b), any profit realized by an insider on a “short-swing” transaction (i.e., a purchase and sale, or sale and purchase, of the Company’s equity securities within a period of less than six months) must be disgorged to the Company upon demand by the Company or a shareholder acting on its behalf. By law, the Company cannot waive or release any claim it may have under Section 16(b), or enter into an enforceable agreement to provide indemnification for amounts recovered under the section.

Liability under Section 16(b) is imposed in a mechanical fashion without regard to whether the insider intended to violate the section. Good faith, therefore, is not a defense. All that is necessary for a successful claim is to show that the insider realized “profits” on a short-swing transaction; however, profit, for this purpose, is calculated as the difference between the sale price and the purchase price in the matching transactions, and may be unrelated to the actual gain on the shares sold. When computing recoverable profits on multiple purchases and sales within a six month period, the courts maximize the recovery by matching the lowest purchase price with the highest sale price, the next lowest purchase price with the next highest sale price, and so on. The use of this method makes it possible for an insider to sustain a net loss on a series of transactions while having recoverable profits.

The terms “purchase” and “sale” are construed under Section 16(b) to cover a broad range of transactions, including acquisitions and dispositions in tender offers and certain corporate reorganizations. Moreover, purchases and sales by an insider may be matched with transactions by any person (such as certain family members) whose securities are deemed to be beneficially owned by the insider.

The Section 16 rules are complicated and present ample opportunity for inadvertent error. To avoid unnecessary costs and potential embarrassment for insiders and the Company, officers and directors are strongly urged to consult with the Company’s General Counsel, prior to engaging in any transaction or other transfer of the Company’s equity securities regarding the potential applicability of Section 16(b).

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F.     Prohibition of Short Sales.

Under Section 16(c), insiders are prohibited from effecting “short sales” of the Company’s equity securities. A “short sale” is one involving securities which the seller does not own at the time of sale, or, if owned, are not delivered within 20 days after the sale or deposited in the mail or other usual channels of transportation within five days after the sale. Wholly apart from Section 16(c), the Company prohibits directors, officers and employees from selling the Company’s shares short. This type of activity is inherently speculative in nature and is contrary to the best interests of the Company and its shareholders.

G.     Filing Requirements.

Directors and certain officers of the Company, along with certain other persons designated by Kosmos, must comply with the reporting obligations set forth in Section 16 of the Securities Exchange Act of 1934, as amended, the Market Abuse Regulation (“MAR”) and the Disclosure Guidelines and Transparency Rules (“DTRs”).

1.Form 3, 4 and 5. Under Section 16(a) of the 1934 Act, insiders must file with the SEC and any stock exchange on which the Company’s common shares are listed (i.e., The New York Stock Exchange) public reports disclosing their holdings of, and transactions involving, the Company’s common shares. Copies of these reports must also be submitted to the Company. An initial report on Form 3 must be filed by every insider on the effective date of the Company’s initial public offering (the “IPO”) or, if the insider is elected or appointed after such time, within 10 days after the insider’s election or appointment, in each case disclosing all equity securities of the Company beneficially owned by the reporting person on the date of the IPO or the date he became an insider, as applicable. Even if no securities were owned on that date, the insider must file a report. Any subsequent change in the nature or amount of beneficial ownership by the insider must be reported on Form 4 and filed by 10:00 PM Eastern on the second business day following the date of the transaction. Certain exempt transactions may be reported on Form 5 within 45 days after the end of the fiscal year. The fact that an insider’s transactions during the month resulted in no net change, or the fact that no securities were owned after the transactions were completed, does not provide a basis for failing to report.

All changes in the amount or the form (i.e. direct or indirect) of beneficial ownership (not just purchases and sales) must be reported. Thus, such transactions as gifts and share dividends ordinarily are reportable. Moreover, an officer or director who has ceased to be an officer or director must report any transactions after termination which occurred within six months of a transaction that occurred while the person was an insider.

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The reports under Section 16(a) are intended to cover all securities beneficially owned either directly by the insider or indirectly through others. An insider is considered the direct owner of all Company equity securities held in his or her own name or held jointly with others. An insider is considered the indirect owner of any securities from which he obtains benefits substantially equivalent to those of ownership. Thus, equity securities of the Company beneficially owned through partnerships, corporations, trusts, estates, and by family members generally are subject to reporting. Absent countervailing facts, an insider is presumed to be the beneficial owner of securities held by his or her spouse and other family members sharing the same home. But an insider is free to disclaim beneficial ownership of these or any other securities being reported if the insider believes there is a reasonable basis for doing so.

It is important that reports under Section 16(a) be prepared properly and filed on a timely basis. The reports must be received at the SEC by the filing deadline. There is no provision for an extension of the filing deadlines, and the SEC can take enforcement action against insiders who do not comply fully with the filing requirements. In addition, the Company is required to disclose in its annual proxy statement the names of insiders who failed to file Section 16(a) reports properly during the fiscal year, along with the particulars of such instances of noncompliance. Accordingly, the Company strongly urges all directors and officers to notify the Company’s General Counsel, prior to any transactions or changes in their or their family members’ beneficial ownership involving Company shares and to avail themselves of the assistance available from the General Counsel’s office in satisfying the reporting requirements.

2.     Schedule 13D and 13G. Section 13(d) of the 1934 Act requires the filing of a statement on Schedule 13D (or on Schedule 13G, in certain limited circumstances) by any person or group which acquires beneficial ownership of more than five percent of a class of equity securities registered under the 1934 Act. The threshold for reporting is met if the shares owned, when coupled with the amount of shares subject to options exercisable within 60 days, exceeds the five percent limit.

A report on Schedule 13D is required to be filed with the SEC and submitted to the Company within ten days after the reporting threshold is reached. If a material change occurs in the facts set forth in the Schedule 13D, such as an increase or decrease of one percent or more in the percentage of shares beneficially owned, an amendment disclosing the change must be filed promptly. A decrease in beneficial ownership to less than five percent is per se material and must be reported.

A person is deemed the beneficial owner of securities for purposes of Section 13(d) if such person has or shares voting power (i.e., the power to vote or direct the voting of the securities) or dispositive power (i.e., the power to sell or direct the sale of the securities). As is true under Section 16(a) of the 1934 Act, a person filing a Schedule 13D may disclaim beneficial ownership of any securities attributed to him or her if he or she believes there is a reasonable basis for doing so.

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3.     Form 144. As described above under the discussion of Rule 144, a seller relying on Rule 144 must file a notice of proposed sale with the SEC at the time the order to sell is placed with the broker unless (x) the amount to be sold during any three month period neither exceeds 5,000 shares nor involves sale proceeds greater than $50,000 or (y) the seller is not at the time of the sale, and has not been for the three months preceding such date, an affiliate of the Company.

4.     PDMRs. Under MAR, a PDMR and any person closely associated to them must notify the Company and the FCA of certain transactions they carry out in the securities of the Company. This includes transactions carried out by investment managers on their behalf. PDMRs are identified on the Insider List. Clearance for all trades in the securities of the Company by PDMRs and persons closely associated to them should be obtained in advance from the Company’s General Counsel by submitting all relevant details of the trade to the General Counsel in advance and if any individual is unsure what details are required they should seek advice from the General Counsel. Notification of transactions will then be made by the Company on behalf of the PDMR (or any person closely associated to them) to the FCA using the template available on the FCA’s website, unless the PDMR has requested to make their own notification to the FCA. These notifications must be made promptly and no later than three business days after the date of the transaction.

For these purposes, “persons closely associated” with a PDMR are the PDMR’s spouse or civil partner; child or stepchild under the age 18 years who is unmarried and does not have a civil partner; a relative who has shared the same household with the PDMR for at least one year on the date of the relevant dealing; and a legal person, trust or partnership managed, controlled or for the benefit of one of the foregoing individuals.